                                             Registration No. 33-



                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549


                                       FORM S-3
                                REGISTRATION STATEMENT
                                        UNDER
                              THE SECURITIES ACT OF 1933

                                  Ohio Power Company
                (Exact name of registrant as specified in its charter)

                      Ohio                                   31-4271000
          (State or other jurisdiction                    (I.R.S. Employer
          of incorporation or organization)             Identification No.)

          301 Cleveland Avenue S.W.
          Canton, Ohio                                                44701
          (Address of principal executive offices)               (Zip Code)

           Registrant's telephone number, including area code: 216-456-8173

                       G. P. MALONEY, Executive Vice President
                     AMERICAN ELECTRIC POWER SERVICE CORPORATION
                                  1 Riverside Plaza
                                 Columbus, Ohio 43215
                       (Name and address of agent for service)

             It is respectfully requested that the Commission send copies of all notices, orders and communications to:

          Simpson Thacher & Bartlett    Winthrop, Stimson, Putnam & Roberts
          425 Lexington Avenue          One Battery Park Plaza
          New York, N.Y. 10017-3909     New York, N.Y. 10004-1490
          Attention: James M. Cotter    Attention: Donald L. Medlock


          Approximate date of commencement of proposed sale  to the public:
          At   such  time  or  times  after   the  effective  date  of  the
          Registration Statement as the registrant shall determine.


               If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
               If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

                           CALCULATION OF REGISTRATION FEE




             Title of                 Proposed
            Each Class                 Maximum    Proposed
                of                    Offering    Maximum
            Securities      Amount      Price    Aggregate     Amount of
               to be        to be        Per      Offering    Registration
            Registered    Registered   Unit**     Price**         Fee

            Cumulative
             Preferred
            Stock, $100
            par value*      700,000*    $100    $70,000,000     $24,138

          *The Company may issue an equivalent dollar amount of Cumulative Preferred Stock, $25 par value, as an alternative to issuing some or all of the Cumulative Preferred Stock, $100 par value. In any event the total dollar amount of the par value of shares to be issued pursuant to this Registration Statement will not exceed $70,000,000.
          **Estimated solely for purpose of calculating the registration fee.


               The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.



          The Prospectus herein also relates to Registration Statement No. 33-50139 pursuant to Rule 429.





          INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION.

                     SUBJECT TO COMPLETION, DATED APRIL 14, 1994



          PROSPECTUS

                                  Ohio Power Company
                                     $85,000,000
                              Cumulative Preferred Stock



               Ohio Power Company (the "Company") intends to offer from time to time, in one or more transactions, in one or more series at prices and on terms to be determined at the time or times of sale up to an aggregate of 850,000 shares of its Cumulative Preferred Stock of the par value of $100 (the "$100 Voting Preferred") or up to an aggregate of 850,000 shares of its Cumulative Preferred Stock, $100 Non-Voting of the par value of $100 (the "$100 Non-Voting Preferred"), or up to an aggregate of 3,400,000 shares of its Cumulative Preferred Stock, $25 Non-Voting of the par value of $25 (the "$25 Non-Voting Preferred"). The shares to be offered are hereinafter referred to as the "new Preferred Stock". The total par value of the new Preferred Stock will not exceed $85,000,000. The aggregate number of shares, par value per share, dividend rate, initial public offering price, voluntary liquidation amount, any redemption provisions, any sinking fund provisions, and other specific terms of each series of new Preferred Stock in respect of which this Prospectus is being delivered will be set forth in an accompanying prospectus supplement ("Prospectus Supplement").



          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



               The Company may sell the new Preferred Stock through underwriters, dealers or agents, or directly to one or more institutional purchasers. A Prospectus Supplement will set forth the names of underwriters, or agents, if any, any applicable commissions or discounts and the net proceeds to the Company from any such sale.


                    The date of this Prospectus is April   , 1994



               No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this Prospectus in connection with the offer made by this Prospectus or any Prospectus Supplement relating hereto, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any underwriter, agent or dealer. Neither this Prospectus nor this Prospectus as supplemented by any Prospectus Supplement constitutes an offer to sell, or a solicitation of an offer to buy, by any underwriter, agent or dealer in any jurisdiction in which it is unlawful for such underwriter, agent or dealer to make such an offer or solicitation. Neither the delivery of this Prospectus or this Prospectus as supplemented by any Prospectus Supplement nor any sale made thereunder shall create, under any circumstances, any implication that there has been no change in the affairs of the Company since the date hereof or thereof.

                                AVAILABLE INFORMATION

               The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "1934 Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "SEC"). Such reports and other information may be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C.; Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois; and 7 World Trade Center, 13th Floor, New York, New York. Copies of such material can be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Certain of the Company's securities are listed on the New York Stock Exchange, Inc., where reports and other information concerning the Company may also be inspected.

                         DOCUMENTS INCORPORATED BY REFERENCE

               The following document filed by the Company with the SEC is incorporated in this Prospectus by reference:

               -- The Company's Annual Report on Form 10-K for the year ended December 31, 1993.

               All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Prospectus and prior to the termination of the offering made by this Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

               Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is deemed to be incorporated by reference herein or in a Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

               The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any or all of the documents described above which have been incorporated by reference in this Prospectus, other than exhibits to such documents. Written requests for copies of such documents should be addressed to Mr. G. C. Dean, American Electric Power Service Corporation, 1 Riverside Plaza, Columbus, Ohio 43215 (telephone number: 614-223-1000). The information relating to the Company contained in this Prospectus or any Prospectus Supplement relating hereto does not purport to be comprehensive and should be read together with the information contained in the documents incorporated by reference.

                                     THE COMPANY

               The Company is engaged in the generation, purchase, transmission and distribution of electric power to approximately 657,000 customers in the northwestern, east central, eastern and southern sections of Ohio, and in supplying electric power at wholesale to other electric utility companies and municipalities. Its principal executive offices are located at 301 Cleveland Avenue, S.W., Canton, Ohio 44701 (telephone number: 216-456-8173). The Company is a subsidiary of American Electric Power Company, Inc. ("AEP") and is a part of the
          American Electric Power integrated utility system (the "AEP System"). The executive offices of AEP are located at 1 Riverside Plaza, Columbus, Ohio 43215 (telephone number: 614-223-1000).

                                   USE OF PROCEEDS

               The  Company proposes to use  the proceeds from  the sale of the new Preferred Stock to refund, directly or indirectly, preferred stock and to the extent internally generated funds are insufficient, to fund its construction program, or to repay short-term indebtedness incurred to refund preferred stock or to fund its construction program. The Company's Cumulative Preferred Stock ($100 voting) 7.60% Series (350,000 shares outstanding) may be redeemed at its regular redemption price of $102.26 per share; the Company's Cumulative Preferred Stock ($100 voting) 8.04% Series (150,000 shares outstanding) may be redeemed at its regular redemption price of $102.58 per share; the Company's Cumulative Preferred Stock ($100 voting) 7-6/10% Series (350,000 shares outstanding) may be redeemed at its regular redemption price of $102.11 per share. The Company may redeem some or all of said series of cumulative preferred stock if they can be refunded at a lower effective cost. The Company has estimated that its consolidated construction costs (inclusive of allowance for funds used during construction) during 1994 will be approximately $170,400,000. At March 31, 1994, the Company had approximately $10,300,000 of short-term unsecured indebtedness outstanding.

                        RATIO OF EARNINGS TO FIXED CHARGES AND
                    PREFERRED STOCK DIVIDEND REQUIREMENTS COMBINED

               Below is set forth the ratio of earnings to fixed charges and preferred stock dividend requirements combined for each of the years in the period 1989 through 1993.

                      Year Ended                  Ratio

                    December 31, 1989             2.91
                    December 31, 1990             2.50
                    December 31, 1991             2.40
                    December 31, 1992             2.30
                    December 31, 1993             2.63

                        DESCRIPTION OF THE NEW PREFERRED STOCK

               The new Preferred Stock will be issued as one or more new series of the Cumulative Preferred Stock of the Company under the Amended Articles of Incorporation of the Company. The Cumulative Preferred Stock of the Company consists of the following: the $100 Voting Preferred, the $100 Non-Voting Preferred and the $25 Non-Voting Preferred. A copy of the form of Certificate of Amendment with respect to the new Preferred Stock is filed as an exhibit to the Registration Statement. References to paragraphs are to Article Fourth of such Amended Articles of Incorporation. The statements herein concerning the Cumulative Preferred Stock (including the new Preferred Stock), the Amended Articles of Incorporation and the form of Certificate of Amendment with respect to the new Preferred Stock are merely an outline and do not purport to be complete. They are qualified in their entirety by express reference to the cited provisions and do not relate or give effect to the provisions of statutory or common law.

               The Cumulative Preferred Stock is issuable in series of equal rank except that shares of different series may vary in certain specified respects. Each series of the new Preferred Stock will constitute a series of the $100 Voting Preferred, the $100 Non-Voting Preferred or the $25 Non-Voting Preferred and will (a) consist of a number of shares to be set forth in an accompanying Prospectus Supplement, (b) be entitled to dividends at the annual rate set forth in such Prospectus Supplement, cumulative from the date of issue, (c) if applicable, be redeemable at the prices and on the terms under the heading "Redemption of the New Preferred Stock" in such Prospectus Supplement, (d) be entitled to an amount equal to the par value per share on involuntary liquidation, plus an amount equal to accrued unpaid dividends, (e) be entitled to an amount set forth in such Prospectus Supplement on voluntary liquidation, plus an amount equal to accrued unpaid dividends and (f) if applicable, be entitled to a sinking fund or mandatory redemption on the terms described in such Prospectus Supplement.

               The shares of the new Preferred Stock, when duly issued and paid for, will be fully paid and nonassessable.

               The Transfer Agent and Registrar for the new Preferred Stock will be First Chicago Trust Company of New York, 14 Wall Street, New York, New York 10005 and the Co-Transfer Agent and Co-Registrar will be The Huntington National Bank, Huntington Center, Columbus, Ohio 43287.

          Dividend Rights and Restrictions

               The holders of each series of new Preferred Stock will be entitled to receive cumulative preferential dividends, when and as declared by the Board of Directors, out of funds legally available for the payment of dividends, at the annual dividend rate fixed for the particular series, payable quarterly on March 1, June 1, September 1 and December 1 to stockholders of record not more than 30 and not less than 10 days preceding such dates as fixed by the Board of Directors. For each series of the new Preferred Stock, dividends will accrue from the date of issue of the series, and the initial quarterly dividend payment date will be set forth in a Prospectus Supplement. No dividends may be declared on any series of the Cumulative Preferred Stock in respect of any quarter-yearly dividend period unless proportionate dividends are likewise declared on all shares of all other series of the Cumulative Preferred Stock to the extent that such shares are entitled to receive dividends for such quarter-yearly dividend period. (See Paragraph (2).) If dividends payable on the Cumulative Preferred Stock are in default, no shares of Cumulative Preferred Stock may be redeemed, purchased or otherwise acquired by the Company (except by redemption, purchase or acquisition of all outstanding shares of Cumulative Preferred Stock) unless such redemption, purchase or acquisition has been ordered, permitted or approved by the SEC or a successor regulatory authority. (See Paragraph (3).)

               So long as any shares of Cumulative Preferred Stock are outstanding, the Company may not declare or pay any dividend on its Common Stock if such dividend, together with all other dividends on Common Stock paid within the year ending on the date such dividend is payable will exceed (a) 50 percent of the net income available for dividends on Common Stock (less any Depreciation Deficiency, as defined) of the Company for the 12 full calendar months immediately preceding the month in which such dividend is declared if Common Stock Equity, as defined, is or would become less than 20 percent of total capitalization, as defined, or (b) 75 percent of the net income available for dividends on Common Stock (less any Depreciation Deficiency, as defined) for the 12 full calendar months immediately preceding the month in which such dividend is declared if Common Stock Equity is or would become less than 25 percent but not less than 20 percent of total capitalization. (See Paragraph (5).) Unless dividends on all outstanding shares of each series of Cumulative Preferred Stock shall have been paid for all past quarter-yearly periods, no dividend or other distribution may be declared or paid or made on the Common Stock, and no Common Stock may be purchased or otherwise acquired for value by the Company. (See Paragraph (2).) During any period when the Company is in default as to any obligation with respect to any sinking fund for any series of the Cumulative Preferred Stock, no dividend or other distribution may be declared or paid or made on the Common Stock and no Common Stock may be purchased or otherwise acquired for value by the Company, unless all of the Cumulative Preferred Stock is redeemed, purchased or otherwise acquired by the Company or unless such dividend or distribution, purchase or acquisition shall have been approved by the SEC or a successor regulatory authority. (See Paragraph (2).) See clause (c) of the third paragraph under "Voting Rights" below for information with respect to another restriction on the payment of Common Stock dividends.

               Various restrictions on the use of retained earnings for cash dividends on Common Stock and other purposes are contained in or result from covenants in the Indenture of Mortgage and Deed of Trust, dated October 1, 1938, as heretofore amended and supplemented, relating to outstanding series of the Company's first mortgage bonds, under which Chemical Bank, New York, New York, is acting as Trustee (the "Mortgage"), its debenture agreement, charter provisions and orders of regulatory authorities. At December 31, 1993, the Company's consolidated retained earnings amounted to $474,500,000, of which approximately $156,500,000 were so restricted. (See "Recent Developments" herein.)

          Redemption of the New Preferred Stock

               See the Prospectus Supplement.

          Sinking Fund

               If any series of the new Preferred Stock is subject to a sinking fund, information regarding the same will be set forth in a Prospectus Supplement. There is no restriction on the repurchase or redemption of shares of the new Preferred Stock by the Company while there is any arrearage in sinking fund installments.

          Voting Rights

               Holders of the $100 Voting Preferred and holders of the Common Stock have one vote for each share of such stock, for the election of directors and upon all other matters. Holders of the $100 Non-Voting Preferred and the $25 Non-Voting Preferred generally are not entitled to vote, except in proceedings as to which their vote is required by Ohio law, and except that in the following circumstances the holders of the Cumulative Preferred Stock shall be entitled to vote as a class, with the holders of the $100 Voting Preferred and the $100 Non-Voting Preferred entitled to cast one vote, and the holders of the $25 Non-Voting Preferred entitled to cast one-quarter of one vote, for each such share held:

                    If and  when dividends payable  on the  Cumulative
               Preferred Stock shall be in default in an amount equivalent to four full quarter-yearly dividends on all shares of all series of the Cumulative Preferred Stock then outstanding, and until all dividends in default on the Cumulative Preferred Stock shall have been paid, the holders of all shares of the Cumulative Preferred Stock, voting separately as one class, shall be entitled to elect the smallest number of directors necessary to constitute a majority of the full Board of Directors, and the holders of the Common Stock, voting separately as a class, shall be entitled to elect the remaining directors. (See Paragraph (9)(B).) The special voting rights of holders of the Cumulative Preferred Stock cease upon payment of all dividends on the Cumulative Preferred Stock then in default. (See Paragraph (9)(C).)

               The consent of holders of at least two-thirds of the total number of votes which holders of shares of Cumulative Preferred Stock then outstanding are entitled to cast, voting together for such purpose as a single class, is required (a) to increase the total authorized amount of the Cumulative Preferred Stock, (b) to create or authorize any stock ranking prior to the Cumulative Preferred Stock as to dividends or assets or issue any shares of any such prior ranking stock more than twelve months after the date as of which the Company was empowered to create or authorize such prior ranking stock, or (c) to amend, alter, change or repeal any of the express terms of the Cumulative Preferred Stock or any outstanding series thereof in a manner substantially prejudicial to the holders thereof. Under clause (c), if less than all series are substantially prejudiced, only the consent of the holders of two-thirds of the total number of votes which holders of shares of each series so affected are entitled to cast is required, voting for such purpose as a single class. (See Paragraph (7)(A).)

               The consent of the holders of a majority of the total number of votes which holders of shares of Cumulative Preferred Stock then outstanding are entitled to cast, voting together for such purpose as a single class, is required prior to any of the following corporate actions:

                    (a) merger  or consolidation  with  or into  any  other
               corporation, or sale or disposition of all or substantially all of the Company's assets, unless such action has been approved by the SEC;

                    (b) the  issue   or   assumption  of   unsecured   debt
               securities, as defined (for purposes other than the reacquisition, redemption or retirement of evidences of indebtedness theretofore issued or assumed by the Company or of all outstanding shares of Cumulative Preferred Stock), if immediately after such issue or assumption the total principal amount of all unsecured debt securities, as defined (other than the principal amount of all long-term unsecured debt securities, as defined, not in excess of 10 percent of the capitalization of the Company, as defined), issued or assumed by the Company and then outstanding would exceed 10 percent of the capitalization of the Company; and

                    (c) the issue, sale or other disposition of any  shares
               of the Cumulative Preferred Stock or of any other class of stock ranking prior to or on a parity with the Cumulative Preferred Stock as to dividends or distributions unless
               (i) the net income of the Company determined in accordance with generally accepted accounting practices to be available for the payment of dividends for a period of 12 consecutive calendar months within the 15 calendar months immediately preceding such action (but less any Depreciation Deficiency, as defined, for such period) shall have been at least equal to twice the annual dividend requirements on all outstanding shares of the Cumulative Preferred Stock and of such prior or parity stock then to be outstanding, including the shares proposed to be issued; (ii) the gross income of the Company for the same period determined in accordance with generally accepted accounting practices (but in any event after deducting the amount for said period charged by the Company on its books to depreciation expense and in addition thereto any Depreciation Deficiency, as defined, for said period) to be available for the payment of interest shall have been at least one and one-half times the sum of annual interest charges on all interest bearing indebtedness of the Company and the annual dividend requirements on all outstanding shares of Cumulative Preferred Stock and of such prior or parity stock then to be outstanding, including the shares proposed to be issued; and (iii) the aggregate of the capital of the Company applicable to Common Stock and of the surplus of the Company immediately after such issuance, sale or other disposition, less any Depreciation Deficiency, as defined, for the period from December 31, 1952 to such date, shall not be less than the amount payable upon the involuntary dissolution, liquidation or winding up of the Company to the holders of the Cumulative Preferred Stock and of such prior or parity stock, excluding from the foregoing computation all stock which is to be retired in connection with such additional issue. No dividends may be paid on Common Stock which would result in the reduction of capital and surplus below the requirements of clause (iii). (See Paragraph (7)(B).)

               Whenever the consent of the holders of any class of Cumulative Preferred Stock, voting as a single class, is required for the adoption of any amendment to the Amended Articles of Incorporation by any provision of law, the consent of the holders of at least a majority of the total outstanding shares of such class is required for such purpose. (See Paragraph (9)(A).)

               The restrictions and limitations described or referred to above, which are designed to protect the relative positions of the holders of outstanding senior securities of the Company, can operate in such manner as to limit substantially the additional amounts of senior securities which can be issued by the Company, thus requiring, where adverse economic conditions persist for continued periods, relatively greater amounts of equity capital to be obtained to finance construction and other capital requirements of the Company.

          Liquidation Rights

               On any liquidation, dissolution or winding up of the Company, after payment of all creditors of the Company, the holders of the Cumulative Preferred Stock have the right to receive out of the assets of the Company the full amount designated for the respective series, together with accrued and unpaid dividends or, if the assets are insufficient, to share ratably with all other series of the Cumulative Preferred Stock prior to any distribution to the holders of the Common Stock. (See Paragraphs (4) and (6).)

          Pre-emptive and Conversion Rights

               Holders of the Cumulative Preferred Stock have no pre-emptive right to purchase any shares of any stock issued by the Company, or any right to convert their shares into any other securities of the Company. (See Paragraph (8).)

                                 RECENT DEVELOPMENTS

          Clean Air Act Amendments

               Reference is made to pages 20, 21, 27 through 31 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1993, for a discussion of the Clean Air Act Amendments of 1990 ("CAAA") and the Company's compliance plan.

               On November 25, 1992, The Public Utilities Commission of Ohio ("PUCO") approved a CAAA compliance plan of the Company under an Ohio law that provides for PUCO review of compliance plans. The law provides that implementation of a compliance plan the PUCO approves, after determining it to be the least-cost approach, would be deemed a prudent management decision for subsequent PUCO rate proceedings. The actual rate treatment of costs associated with the compliance plan will be determined in a future rate case. On March 30, 1994, the Supreme Court of Ohio upheld the PUCO approval.

               The compliance plan sets forth, as part of an AEP System least-cost strategy, compliance measures for the AEP System's affected generating units including the installation of a flue gas desulfurization (scrubber) system ("FGD System") at the Company's Gavin Plant in early 1995. In order to lower the cost of compliance, the plan proposed to lease the FGD System. The plan also provides for the Gavin Plant to burn Ohio high-sulfur coal provided, in part, by the Company's affiliated Meigs mine which will operate at a reduced capacity and, in part, by new long-term contracts with unaffiliated sources and spot market purchases.

               Under the  terms  of  the  compliance  plan,  the  Company's
          Muskingum River Unit 5 will switch to low-sulfur coal by 1995 and Kammer Units 1-3 will switch to moderate sulfur coal. The PUCO also indicated that management should take steps to have Cardinal Unit 1 available for fuel switching for Phase I compliance. The PUCO is examining in the Company's current fuel clause proceeding whether it would be a lower-cost alternative to fuel-switch Cardinal Unit 1 in Phase I rather than Phase II as specified in the Company's compliance plan. Six additional units of the Company are subject to Phase I rules, but no operating or fuel changes are planned, because the Company will hold emission allowances sufficient for compliance.

               Since the approved plan reflects fuel switching to comply at the Company's Muskingum River Plant and Cardinal Unit 1, mining operations at the Company's wholly-owned coal-mining subsidiaries, Central Ohio Coal Company and Windsor Coal Company, could be shut down. Central Ohio Coal Company and Windsor Coal Company supply coal to Muskingum River Plant and Cardinal Plant, respectively. The current plan for Central Ohio Coal Company provides for continuing at the current operating level until mid-1994, and then reducing to approximately a 50% operating level until 1999. The cost of affiliated mine shutdowns would be substantial. Shutdown costs for Central Ohio Coal Company and Windsor Coal Company include investments in the mines, leased asset buy-outs, reclamation and employee benefits and were estimated to be approximately $250,000,000 at December 31, 1993. Management expects to recover costs of compliance with the CAAA from ratepayers. Lack of recovery of the cost of CAAA compliance, including the lease cost of the FGD System and the investment in and cost of closing affected affiliated mining operations, could materially adversely affect the Company's results of operations and financial condition.

               In August 1992 the Company signed a stipulation agreement with the PUCO staff and the Ohio Consumers' Counsel which provides that, among other things, the recoverable cost of the Gavin scrubbers is not to exceed $815,000,000. The scrubbers are currently under construction. Management expects that the cost of the scrubbers will be at least 10% less than this amount.

               In September 1992 the Company  entered into an agreement for the lease of the FGD System with JMG Funding, Limited Partnership, an unaffiliated entity. Under the terms of the agreement for lease, the Company, as agent for JMG, will build the FGD System and upon completion, subject to certain conditions, will lease the FGD System from JMG. The agreement for lease provides for JMG to pay the cost of construction. The lease will be accounted for as an operating lease. On December 9, 1993, the PUCO approved the terms of the lease agreement.

               In  addition, the stipulation  agreement provided for, among other things, a predetermined price of $1.64 per million Btu's for coal consumed by the Company at four of its generating stations for a three year period ended November 30, 1994; a subsequent 15-year predetermined price of $1.575 per million Btu's for coal consumed at the Company's 2,600 megawatt two-unit Gavin Plant, with quarterly price adjustments. After November 30, 2009, the price that the Company could recover for coal from its affiliated Meigs mine will be limited to the lower of cost or the then-current market price. The predetermined prices will provide the Company with an opportunity to accelerate recovery of its investment in and the liabilities of the Meigs mining operation attributable to its Ohio jurisdiction to the extent the actual cost of coal burned at the four plants is below the predetermined prices. On March 30, 1994, the Supreme Court of Ohio upheld the decision of the PUCO.

               The Company has restructured the Meigs mining operation to operate at a reduced level of production. As a result, the Company will purchase replacement coal under long-term contracts and on the spot market. It is expected that the replacement coal will be at prices below the Meigs production costs. Management reviewed the potential impact of the stipulation and restructuring to determine the Company's ability to recover the cost of the Meigs mining operation. Based on the estimated future cost of coal for the Gavin Plant, management believes that the Company should be able to recover the Ohio jurisdictional cost of its Meigs mining operation under the terms of the stipulation agreement.

          Other Coal Mining Litigation

               Reference is made to page 43 of the Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 1993. On April 8, 1994, the United States Court of Appeals for the Sixth Circuit reversed the judgment of the United States District Court for the Southern District of Ohio which had granted a preliminary injunction to Southern Ohio Coal Company preventing the United States Environmental Protection Agency and the Federal Office of Surface Mining, Reclamation and Enforcement from interfering with removal of water from Meigs Mine No. 31. The Court of Appeals remanded the case to the District Court with instructions to dismiss it for lack of jurisdiction.

                                    LEGAL OPINIONS

               Opinions with respect to the legality of the new Preferred Stock will be rendered by Simpson Thacher & Bartlett (a partnership which includes professional corporations), 425 Lexington Avenue, New York, New York, and 1 Riverside Plaza, Columbus, Ohio, counsel for the Company, and by Winthrop, Stimson, Putnam & Roberts, One Battery Park Plaza, New York, New York, counsel for any underwriters, dealers or agents.

                                       EXPERTS

               The financial statements and related financial statement schedules incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K have been audited by Deloitte & Touche, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                 PLAN OF DISTRIBUTION

               The Company may sell the new Preferred Stock in any of three ways: (i) through underwriters or dealers; (ii) directly to a limited number of purchasers or to a single purchaser; or (iii) through agents. The Prospectus Supplement relating to a series of the new Preferred Stock will set forth the terms of the offering of the new Preferred Stock, including the name or names of any underwriters, dealers or agents, the purchase price of such new Preferred Stock and the proceeds to the Company from such sale, any underwriting discount and other items constituting underwriters' or agents' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time after the initial public offering.

               If underwriters are used in the sale, the new Preferred Stock will be acquired severally by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of the sale. The underwriters with respect to a particular underwritten offering of new Preferred Stock will be named in the Prospectus Supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter(s) will be set forth on the cover page of such Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase the new Preferred Stock will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such new Preferred Stock if any is purchased.

               The new Preferred Stock may be sold directly by the Company or through agents designated by the Company from time to time. The Prospectus Supplement will set forth the name of any agent involved in the offer or sale of the new Preferred Stock in respect of which the Prospectus Supplement will be delivered as well as any commissions payable by the Company to such agent. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment.

               If so indicated in the Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase new Preferred Stock from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

               Subject to certain conditions, the Company will agree to indemnify any underwriters, dealers, agents or purchasers and their controlling persons against certain civil liabilities, including certain liabilities under the Securities Act of 1933.





                  PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS.

          Item 14.  Other Expenses of Issuance and Distribution.*

               Estimation based upon the issuance of all of the new Preferred Stock in one issuance:

          Securities and Exchange Commission
            Filing Fees                                             $ 24,138
          State Filing and Recordation fees and
            expenses                                                   5,000
          Printing Registration Statement,
            Prospectus, etc.                                          25,000
          Printing and Engraving Stock Certificates                   10,000
          Independent Auditors' fees                                  15,000
          Charges of Transfer Agent and Registrar                      3,500
          Legal fees                                                  56,000
          Rating Agency fees                                          40,250
          Miscellaneous expenses                                      20,000

               Total                                                $198,888

          *    Estimated, except for filing fees.

          Item 15.  Indemnification of Directors and Officers.

               Section 1701.13(E) of the Ohio Revised Code gives a corporation incorporated under the laws of Ohio power to indemnify any person who is or has been a director, officer or employee of that corporation, or of another corporation at the request of that corporation, against expenses actually and reasonably incurred by him in connection with any pending, threatened or completed action, suit or proceeding, criminal or civil, to which he was, is or may be made a party because of being or having been such director, officer or employee, provided, in connection therewith, that such person is determined to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, that, in the case of an action or suit by or in the right of the corporation, (i) no negligence or misconduct shall have been adjudged unless a court determines that such person is fairly and reasonably entitled to indemnity, and (ii) the action or suit is not one in which the only liability asserted against a director is pursuant to Section 1701.95 of the Ohio Revised Code, which relates to unlawful loans, dividends and distributions of assets, and that, in the case of a criminal matter, such person is determined to have had no reasonable cause to believe that his conduct was unlawful. Section 1701.13(E) further provides that to the extent that such person has been successful on the merits or otherwise in defense of any such action, suit, or proceeding, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by him in connection therewith. Section 1701.13(E) further provides that unless a corporation has specifically elected to the contrary in its articles of incorporation or code of regulations and unless the only liability asserted against a director is pursuant to Section 1701.95, expenses incurred by a director in defending such an action, suit or proceeding shall be paid by the corporation as they are incurred in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking (i) to repay such amounts if it is proved by clear and convincing evidence in a court of competent jurisdiction that such director acted, or failed to act, with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation and
          (ii) reasonably to cooperate with the corporation concerning said action, suit or proceeding. Section 1701.13(E) also provides that the indemnification thereby permitted shall not be exclusive of any other rights that directors, officers or employees may have, including rights under insurance purchased by the corporation. The Company's Code of Regulations provides for the indemnification of directors and officers of the Company to the fullest extent permitted by law.

               The above is a general summary of certain provisions of the Company's Code of Regulations and of the Ohio Revised Code and is subject in all cases to the specific and detailed provisions of the Company's Code of Regulations and the Ohio Revised Code.

               Reference is made to the Purchase Contract filed as Exhibit 1 hereto, which provides for indemnification of the Company, certain of its directors and officers, and persons who control the Company, under certain circumstances.

               The   Company  maintains   insurance  policies   insuring  its
          directors and officers against certain obligations that may be incurred by them.

          Item 16.  Exhibits.

               Reference is made to the information contained in the Exhibit Index filed as a part of this Registration Statement.

          Item 17.  Undertakings.

               The undersigned registrant hereby undertakes:

                    (1)   To file, during any period in which offers or sales
               are   being   made,   a  post-effective   amendment   to  this
               registration statement:

                         (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                    Provided,  however, that (i) and (ii) do not apply if the
               registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                    (2) That, for  the purpose of  determining any  liability
               under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                    (4) That, for purposes of determining any liability under
               the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the new Preferred Stock, and the offering thereof at that time shall be deemed to be the initial bona fide offering thereof.

                    (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the laws of the State of Ohio, the registrant's Code of Regulations, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in said Act and is, therefore, unenforce-able. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the new Preferred Stock, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in said Act and will be governed by the final adjudication of such issue.

                                       SIGNATURES

               Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus and State of Ohio, on the 14th day of April, 1994.

                                      OHIO POWER COMPANY

                                      By:  E. Linn Draper, Jr.*
                                           Chairman of the Board and
                                           Chief Executive Officer

               Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

                    Signature                 Title                  Date

          (i) Principal Executive
                Officer              Chairman of the Board
                                     and Chief Executive
              E. Linn Draper, Jr.*         Officer             April 14, 1994


          (ii) Principal Financial
                 Officer:

               G. P. Maloney           Vice President          April 14, 1994

          (iii) Principal Accounting
                  Officer:

               P. J. DeMaria*          Treasurer               April 14, 1994

          (iv) A Majority of the
                 Directors:

               P. J. DeMaria*
               A. Joseph Dowd*
               E. Linn Draper, Jr.*
               C. A. Erikson*
               Henry Fayne*
               Wm. J. Lhota*
               G. P. Maloney
               James J. Markowsky*                             April 14, 1994


          *By_/s/ G. P. Maloney__
          (G. P. Maloney, Attorney-in-Fact)



                                     EXHIBIT INDEX

               Certain of the following exhibits, designated with an asterisk (*), are filed herewith. The exhibits not so designated have heretofore been filed with the Commission and, pursuant to 17 C.F.R. Sec. 201.24 and Sec. 230.411, are incorporated herein by reference to the documents indicated following the descriptions of such exhibits.

          Exhibit No.                   Description

          *1        --   Copy of  proposed form of Purchase  Contract for the
                         new Preferred Stock.

           4(a)     --   Copy  of  Amended Articles  of Incorporation  of the
                         Company, as  amended, to April 6, 1993 [Registration
                         Statement No. 33-50139, Exhibit 4(a)].

          *4(b)     --   Copy  of Certificates  of  Amendment to  the Amended
                         Articles  of  Incorporation  of the  Company,  dated
                         October 4, 1993 and October 28, 1993

          *4(c)     --   Copy of  proposed form  of Certificate of  Amendment
                         determining terms of new Preferred Stock.

          *5        --   Opinion of  Simpson Thacher &  Bartlett with respect
                         to the new Preferred Stock.

          12        --   Statement re Computation of Ratios [Annual Report on
                         Form 10-K of  the Company for the  fiscal year ended
                         December 31, 1993, File No. 1-6543, Exhibit 12].

          *23(a)    --   Consent of Deloitte & Touche, dated April 14, 1994.

           23(b)    --   Consent of Simpson  Thacher & Bartlett  (included in
                         Exhibit 5 filed herewith).

          *24       --   Powers of  Attorney and resolutions of  the Board of
                         Directors of the Company.